UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2006 enherent Corp.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-23315 (Commission File Number)	13-3914972 (I.R.S. Employer Identification No.)
101 Eisenhower Parkway
Roseland, NJ 07068
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (973) 795-1290
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On October 6, 2006, enherent Corp. (the “Company”) entered into a Master Consulting Agreement with The Wedgewood Group, LLC (“Wedgewood”). Roger DiPiano, formerly the Chief Operating Officer of the Company, is the President of Wedgewood. The term of the consulting agreement is one year. Under the consulting agreement, Wedgewood will provide consulting services as requested by the Company’s Chief Executive Officer at a rate and for the period of time set forth in the applicable task order. The first task order provides that services will be provided by Roger DiPiano, on behalf of Wedgewood, at a rate of $1,000.00 per day for the period commencing on October 9, 2006 through April 8, 2007.
     The consulting agreement also contains certain confidentiality, non-competition and assignment of work product provisions for the benefit of the Company.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     Effective October 6, 2006, Roger DiPiano resigned as Chief Operating Officer of the Company in order to spend more time on his other business interests. Through his consulting business, Wedgewood, Mr. DiPiano has agreed to serve as consultant to the Chief Executive Officer of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

enherent Corp.
	By:	/s/ Pamela Fredette
Date: October 13, 2006		Pamela Fredette, President and
Chief Executive Officer